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BUILD-TO-SUIT LEASE

Exhibit 10.16

Landlord:	Slough BTC, LLC
Tenant:	Rigel Pharmaceuticals, Inc.
Date:	May 16, 2001

TABLE OF CONTENTS

1.	PROPERTY		1
	1.1	Lease of Buildings	1
	1.2	Landlord's Reserved Rights	1
2.	TERM		2
	2.1	Term	2
	2.2	Early Possession	2
	2.3	Delay In Possession	3
	2.4	Acknowledgment Of Rent Commencement	4
	2.5	Holding Over	4
	2.6	Option To Extend Term	4
3.	RENTAL		5
	3.1	Minimum Rental	5
		(a) Phase I Rental Amounts	5
		(b) Phase II Rental Amounts	5
		(c) Rental Amounts During First Extended Term	6
		(d) Rental Amounts During Second Extended Term	7
		(e) Rental Adjustment Due to Change in Square Footage	7
	3.2	Late Charge	7
4.	STOCK WARRANTS		8
	4.1	Stock Warrants	8
5.	CONSTRUCTION		8
	5.1	Construction of Improvements	8
	5.2	Condition of Property	9
	5.3	Compliance with Law	9
6.	TAXES		9
	6.1	Personal Property	9
	6.2	Real Property	10
7.	OPERATING EXPENSES		10
	7.1	Payment of Operating Expenses	10
	7.2	Definition Of Operating Expenses	11
	7.3	Determination Of Operating Expenses	13
	7.4	Final Accounting For Lease Year	14
	7.5	Proration	14
8.	UTILITIES		14
	8.1	Payment	14
	8.2	Interruption	15

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9.	ALTERATIONS; SIGNS		15
	9.1	Right To Make Alterations	15
	9.2	Title To Alterations	15
	9.3	Tenant Trade Fixtures	16
	9.4	No Liens	16
	9.5	Signs	17
10.	MAINTENANCE AND REPAIRS		18
	10.1	Landlord's Work	18
	10.2	Tenant's Obligation For Maintenance	18
		(a) Good Order, Condition And Repair	18
		(b) Landlord's Remedy	18
		(c) Condition Upon Surrender	18
11.	USE OF PROPERTY		19
	11.1	Permitted Use	19
	11.2	[Omitted.]	19
	11.3	No Nuisance	19
	11.4	Compliance With Laws	19
	11.5	Liquidation Sales	20
	11.6	Environmental Matters	20
12.	INSURANCE AND INDEMNITY		24
	12.1	Insurance	24
	12.2	Quality Of Policies And Certificates	25
	12.3	Workers' Compensation	25
	12.4	Waiver Of Subrogation	25
	12.5	Increase In Premiums	26
	12.6	Indemnification	26
	12.7	Blanket Policy	26
13.	SUBLEASE AND ASSIGNMENT		27
	13.1	Assignment And Sublease Of Building	27
	13.2	Rights Of Landlord	27
14.	RIGHT OF ENTRY AND QUIET ENJOYMENT		28
	14.1	Right Of Entry	28
	14.2	Quiet Enjoyment	29
15.	CASUALTY AND TAKING		29
	15.1	Damage or Destruction	29
	15.2	Condemnation	30
	15.3	Reservation Of Compensation	31
	15.4	Restoration Of Improvements	32

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16.	DEFAULT		32
	16.1	Events Of Default	32
		(a) [Omitted.]	32
		(b) Nonpayment	32
		(c) Other Obligations	32
		(d) General Assignment	32
		(e) Bankruptcy	32
		(f) Receivership	33
		(g) Attachment	33
		(h) Insolvency	33
	16.2	Remedies Upon Tenant's Default	33
	16.3	Remedies Cumulative	34
17.	SUBORDINATION, ATTORNMENT AND SALE		35
	17.1	Subordination To Mortgage	35
	17.2	Sale Of Landlord's Interest	35
	17.3	Estoppel Certificates	35
	17.4	Subordination to CC&R's	36
	17.5	Mortgagee Protection	36
18.	SECURITY		37
	18.1	Deposit	37
19.	MISCELLANEOUS		37
	19.1	Notices	37
	19.2	Successors And Assigns	38
	19.3	No Waiver	38
	19.4	Severability	38
	19.5	Litigation Between Parties	39
	19.6	Surrender	39
	19.7	Interpretation	39
	19.8	Entire Agreement	39
	19.9	Governing Law	39
	19.10	No Partnership	39
	19.11	Financial Information	39
	19.12	Costs	40
	19.13	Time	40
	19.14	Rules And Regulations	40
	19.15	Brokers	40
	19.16	Memorandum Of Lease	40
	19.17	Corporate Authority	40
	19.18	Execution and Delivery	40
	19.19	Survival	40
	19.20	Parking and Traffic	40

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BUILD-TO-SUIT LEASE

    THIS BUILD-TO-SUIT LEASE ("Lease") is made and entered into as of May 16, 2001, by and between SLOUGH BTC, LLC, a Delaware limited liability company ("Landlord"), and RIGEL PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

THE PARTIES AGREE AS FOLLOWS:

    1.  PROPERTY

    1.1  Lease of Buildings.

      (a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the two (2) freestanding buildings to be constructed pursuant to Article 5 hereof and Exhibit C attached hereto on a portion of the real property described in Exhibit A attached hereto (the "Property"), to consist of (i) a three-story office and laboratory building containing approximately 73,500 square feet (the "Phase I Building") to be located substantially as shown for the building designated "BUILDING G" on the site plan attached hereto as Exhibit B (the "Site Plan"), (ii) a three-story office and laboratory building containing approximately 61,000 square feet (together with the linkage described in clause (iii) below, the "Phase II Building") to be located substantially as shown for the building designated "BUILDING F" on the Site Plan, and (iii) subject to final design and to receipt of all required governmental approvals, a two-story linkage connecting the Phase I Building with the Phase II Building and presently estimated to contain approximately 11,500 square feet, which linkage shall be considered to be part of the Phase II Building for purposes of this Lease. The total estimated square footage of the Phase I Building and the Phase II Building (including the linkage described in clause (iii) of the preceding sentence) is therefore approximately 146,000 square feet. The Phase I Building and the Phase II Building are sometimes hereinafter referred to individually as a "Building" and collectively as the "Buildings." The Property is commonly known as Britannia Oyster Point (the "Center") and is located at Oyster Point Boulevard and Veterans Boulevard in the City of South San Francisco, County of San Mateo, State of California. The Buildings and the other improvements to be constructed on the Property pursuant to Article 5 hereof and Exhibit C attached hereto are sometimes referred to collectively herein as the "Improvements." The parking areas, driveways, sidewalks, landscaped areas and other portions of the Center that lie outside the exterior walls of the buildings to be constructed in the Center, as depicted in the Site Plan and as hereafter modified by Landlord from time to time in accordance with the provisions of this Lease, are sometimes referred to herein as the "Common Areas."

      (b) As an appurtenance to Tenant's leasing of the Buildings pursuant to Section 1.1(a), Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, (i) those portions of the Common Areas improved from time to time for use as parking areas, driveways, sidewalks, landscaped areas, or for other common purposes, and (ii) all access easements and similar rights and privileges relating to or appurtenant to the Center and created or existing from time to time under any access easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Center, subject however to any limitations applicable to such rights and privileges under applicable law, under this Lease and/or under the written agreements creating such rights and privileges.

    1.2  Landlord's Reserved Rights.  To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Section 14.1 hereof, the following rights: (i) to make changes to the Common Areas, including, without limitation, changes in the location, size or shape of any portion of the Common Areas, and to construct and/or relocate parking structures and/or parking spaces in the Center (but not materially decrease the number of such parking spaces in areas of the Center generally adjacent to the Buildings); (ii) to close temporarily any of the Common Areas for maintenance or other reasonable purposes, provided that reasonable parking and reasonable access to the Buildings remain available; (iii) to construct, alter or add to other buildings and Common Area improvements in the Center; (iv) to build in areas adjacent to the Center and to add such areas to the Center; (v) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Center or any portion thereof; and (vi) to do and perform such other acts with respect to the Common Areas and the Center as may be necessary or appropriate; provided, however, that notwithstanding anything to the contrary in this Section 1.2, Landlord's exercise of its rights hereunder shall not cause any material diminution of Tenant's rights, nor any material increase of Tenant's obligations, under this Lease or with respect to the Improvements.

    2.  TERM

    2.1  Term.  The term of this Lease shall commence upon mutual execution of this Lease by Landlord and Tenant. Tenant's minimum rental and Operating Expense obligations with respect to the Phase I Building shall commence on the earlier of (i) one hundred eighty (180) days after Landlord's completion of the principal structural components of the Phase I Building Shell (as hereinafter defined) pursuant to the Workletter attached hereto as Exhibit C (the "Workletter"), subject to any adjustments in such time period to the extent authorized or required under the provisions of such Workletter, which completion shall be evidenced by Landlord's delivery of the Structural Completion Certificate for the Phase I Building pursuant to the Workletter, correctly notifying Tenant of the matters set forth therein, or (ii) the date Tenant takes occupancy of and commences operation of its business in the Phase I Building, the earlier of such dates being herein called the "Phase I Rent Commencement Date"; provided, however, that in no event shall the Phase I Rent Commencement Date occur earlier than October 1, 2002 unless determined pursuant to clause (ii) of the preceding sentence or unless an earlier date is hereafter mutually agreed upon by Landlord and Tenant. Tenant's minimum rental and Operating Expense obligations with respect to the Phase II Building shall commence on the earlier of (iii) one hundred eighty (180) days after Landlord's completion of the principal structural components of the Phase II Building Shell (as hereinafter defined) pursuant to the Workletter, subject to any adjustments in such time period to the extent authorized or required under the provisions of such Workletter, which completion shall be evidenced by Landlord's delivery of the Structural Completion Certificate for the Phase II Building pursuant to the Workletter, correctly notifying Tenant of the matters set forth therein, or (iv) the date Tenant takes occupancy of and commences operation of its business in the Phase II Building, the earlier of such dates being herein called the "Phase II Rent Commencement Date"; provided, however, that in no event shall the Phase II Rent Commencement Date occur earlier than December 1, 2002 unless determined pursuant to clause (iv) of the preceding sentence or unless an earlier date is hereafter mutually agreed upon by Landlord and Tenant. The term of this Lease shall end on the day (the "Termination Date") immediately preceding the fifteenth (15th) anniversary of the first to occur of the Phase I Rent Commencement Date or the Phase II Rent Commencement Date, unless sooner terminated or extended as hereinafter provided.

    2.2  Early Possession.  Tenant shall have the nonexclusive right to occupy and use the Buildings from and after the date of Landlord's delivery of the respective Structural Completion Certificates described in clauses (i) and (iii) of Section 2.1, even though Landlord may be continuing to construct the balance of Landlord's Work as contemplated in the Workletter, for the purpose of constructing Tenant's Work as contemplated in the Workletter and for the purpose of installing fixtures and furniture, laboratory equipment, computer equipment, telephone equipment, low voltage data wiring and personal property and other similar work related to the construction of Tenant's Work and/or preparatory to the commencement of Tenant's business in the respective Buildings. Such occupancy and possession, and any early access under the next sentence of this Section 2.2, shall be subject to and upon all of the terms and conditions of this Lease and of the Workletter (including, but not limited to, conditions relating to the maintenance of required insurance), except that Tenant shall have no obligation to pay minimum rental or Operating Expenses for any period prior to the applicable Rent Commencement Date for the respective Building as determined under Section 2.1; such early possession shall not advance or otherwise affect the applicable Rent Commencement Date or the Termination Date determined under Section 2.1. Tenant shall also be entitled to have early access to the respective Buildings and the Property at all appropriate times prior to Landlord's delivery of the respective Structural Completion Certificates, subject to the approval of Landlord and its general contractor (which approval shall not be unreasonably withheld or delayed) and to all other provisions of this Section 2.2, for the purpose of performing work preparatory to the construction of Tenant's Work or necessary for the orderly sequencing of such Work and/or for the actual construction of Tenant's Work pursuant to the Workletter, and Tenant shall not be required to pay minimum rental or Operating Expenses by reason of such early access until the applicable Rent Commencement Date otherwise occurs; without limiting the generality of the preceding portion of this sentence, Tenant shall be entitled to have early access to the Property and the respective Buildings as soon as their respective roof metal decking is in place to begin hanging electrical, mechanical and plumbing services from the overhead structure, subject to all of the provisions of this Section 2.2. Tenant shall not unreasonably interfere with or delay Landlord's contractors by any early access, occupancy or possession under this Section 2.2, shall coordinate and cooperate with Landlord and its contractors (who shall similarly coordinate and cooperate with Tenant and its contractors) to minimize any interference or delay by either party with respect to the other party's work following Landlord's delivery of the applicable Structural Completion Certificate, and shall indemnify, defend and hold harmless Landlord and its agents and employees from and against any and all claims, demands, liabilities, actions, losses, costs and expenses, including (but not limited to) reasonable attorneys' fees, arising out of or in connection with Tenant's early entry upon the Property hereunder.

    2.3  Delay In Possession.  Landlord agrees to use its best reasonable efforts to complete its portion of the work described in Section 5.1 and the Workletter promptly, diligently and within the respective time periods set forth in the Estimated Construction Schedule attached hereto as Exhibit D and incorporated herein by this reference, as such schedule may be modified from time to time by mutual written agreement of Landlord and Tenant, and subject to the effects of any delays caused by or attributable to Tenant or any other circumstances beyond Landlord's reasonable control (excluding financial inability); provided, however, that except to the extent caused by a material default by Landlord with respect to its obligations set forth in this Lease (including, but not limited to, its obligations set forth in this Section 2.3, in Section 5.1 and in the Workletter), Landlord shall not be liable for any damages caused by any delay in the completion of such work, nor shall any such delay affect the validity of this Lease or the obligations of Tenant hereunder. Notwithstanding any other provisions of this Section 2.3, however, if Landlord fails to deliver the Structural Completion Certificate for at least one of the two Buildings and tender possession of those completed structural portions of the Building Shell for such Building that must be completed as a condition of delivery of the Structural Completion Certificate by the date which is two hundred ten (210) days after March 29, 2002 (that being the date specified for structural completion as to the Phase I Building in the Estimated Construction Schedule attached hereto as Exhibit D), then Tenant shall have the right to terminate this Lease without further liability hereunder by written notice delivered to Landlord at any time prior to Landlord's delivery of the Structural Completion Certificate for at least one of the two Buildings and tender of possession of the completed structural portions of the Building Shell for such Building to Tenant; provided, however, that the applicable date on which Tenant's termination right becomes exercisable pursuant to this sentence shall be extended, day for day, for a period equal to the length of any delays in Landlord's design and construction of the applicable Building Shell that are caused by acts of God, action or inaction of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain supplies, materials, fuels or permits, delays of contractors or subcontractors, Tenant Delays (as defined in the Workletter), or other causes or contingencies beyond the reasonable control of Landlord (excluding financial inability).

    2.4  Acknowledgment Of Rent Commencement.  Promptly following each respective Rent Commencement Date, Landlord and Tenant shall execute a written acknowledgment of the respective Rent Commencement Date, Termination Date (determinable only after the second of the respective Rent Commencement Dates to occur) and related matters, substantially in the form attached hereto as Exhibit E (with appropriate insertions), which acknowledgment shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of either party to execute such a written acknowledgment shall not affect the determination of the respective Rent Commencement Date, Termination Date and related matters in accordance with the provisions of this Lease.

    2.5  Holding Over.  If Tenant holds possession of one or both Buildings or any portion thereof after the term of this Lease with Landlord's written consent, then except as otherwise specified in such consent, Tenant shall become a tenant of the applicable Building(s) from month to month at one hundred ten percent (110%) of the rental and otherwise upon the terms herein specified for such Building(s) for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of one or both Buildings or any portion thereof after the term of this Lease without Landlord's written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant of the applicable Building(s) either from month to month or at will, at one hundred fifty percent (150%) of the rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for such Building(s) for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys' fees) resulting from any delay by Tenant in surrendering the respective Buildings or any portion thereof, including but not limited to any claims made by a succeeding tenant by reason of such delay; provided, however, that the indemnification and hold harmless obligation set forth in this sentence shall not apply with respect to any holdover period to which Landlord has consented in writing, except to the extent either (i) Tenant fails to vacate and surrender the applicable Building by the end of the holdover period to which Landlord has thus consented, or (ii) Landlord advised Tenant in writing of Landlord's anticipated damages from Tenant's holding over at the time Landlord granted its written consent to such holding over. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

    2.6  Option To Extend Term.  Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1(c) and (d) (as applicable) and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for up to two (2) additional periods of five (5) years each, the first commencing upon the expiration of the initial term hereof and the second commencing upon the expiration of the first extended term, if any. Exercise of such option with respect to the first such extended term shall be by written notice to Landlord at least nine (9) months and not more than twelve (12) months prior to the expiration of the initial term hereof; exercise of such option with respect to the second extended term, if the first extension option has been duly exercised, shall be by like written notice to Landlord at least nine (9) months and not more than twelve (12) months prior to the expiration of the first extended term hereof. If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date any extended term is to commence, then the exercise of the option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the then current term hereof (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises one or more extension options under this Section, then all references in this Lease (other than in this Section 2.6) to the "term" of this Lease shall be construed to include the extension term(s) thus elected by Tenant. Except as expressly set forth in this Section 2.6, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

    3.  RENTAL

    3.1  Minimum Rental.

      (a)  Phase I Rental Amounts.  Tenant shall pay to Landlord as minimum rental for the Phase I Building, in advance, without deduction, offset, notice or demand, on or before the Phase I Rent Commencement Date and on or before the first day of each subsequent calendar month of the initial term of this Lease, the following amounts per month, subject to adjustment in accordance with the terms of this Section 3.1:

Months	Monthly Minimum Rental
001 - 012	$308,700.00 ($4.20/sq ft)
013 - 024	316,050.00 ($4.30/sq ft)
025 - 036	334,425.00 ($4.55/sq ft)
037 - 048	381,465.00 ($5.19/sq ft)
049 - 060	396,165.00 ($5.39/sq ft)
061 - 072	411,600.00 ($5.60/sq ft)
073 - 084	427,770.00 ($5.82/sq ft)
085 - 096	444,675.00 ($6.05/sq ft)
097 - 108	462,315.00 ($6.29/sq ft)
109 - 120	480,690.00 ($6.54/sq ft)
121 - 132	499,800.00 ($6.80/sq ft)
133 - 144	518,910.00 ($7.06/sq ft)
145 - 156	539,490.00 ($7.34/sq ft)
157 - 168	560,805.00 ($7.63/sq ft)
169 - 180	582,855.00 ($7.93/sq ft)

  If the obligation to pay minimum rental for the Phase I Building hereunder commences on other than the first day of a calendar month or if the term of this Lease terminates on other than the last day of a calendar month, the minimum rental for the Phase I Building for such first or last month, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect with respect to the Phase I Building during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

      (b)  Phase II Rental Amounts.  Tenant shall pay to Landlord as minimum rental for the Phase II Building, in advance, without deduction, offset, notice or demand, on or before the Phase II Rent Commencement Date and on or before the first day of each subsequent calendar month of the initial term of this Lease, the following amounts per month, subject to adjustment in accordance with the terms of this Section 3.1:

Months	Monthly Minimum Rental
001 - 012	$304,500.00 ($4.20/sq ft)
013 - 024	311,750.00 ($4.30/sq ft)
025 - 036	329,875.00 ($4.55/sq ft)
037 - 048	376,275.00 ($5.19/sq ft)
049 - 060	390,775.00 ($5.39/sq ft)
061 - 072	406,000.00 ($5.60/sq ft)
073 - 084	421,950.00 ($5.82/sq ft)
085 - 096	438,625.00 ($6.05/sq ft)
097 - 108	456,025.00 ($6.29/sq ft)
109 - 120	474,150.00 ($6.54/sq ft)
121 - 132	493,000.00 ($6.80/sq ft)
133 - 144	511,850.00 ($7.06/sq ft)
145 - 156	532,150.00 ($7.34/sq ft)
157 - 168	553,175.00 ($7.63/sq ft)
169 - 180	574,925.00 ($7.93/sq ft)

  If the obligation to pay minimum rental for the Phase II Building hereunder commences on other than the first day of a calendar month or if the term of this Lease terminates on other than the last day of a calendar month, the minimum rental for the Phase II Building for such first or last month, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect with respect to the Phase II Building during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

      (c)  Rental Amounts During First Extended Term.  If Tenant properly exercises its right to extend the term of this Lease pursuant to Section 2.6 hereof, the minimum rental during the first year of the first extended term shall be equal to the fair market rental value of the Buildings (as defined below), determined as of the commencement of such extended term in accordance with this Section 3.1(c), and as of the beginning of each subsequent year of the first extended term shall be increased by an amount equal to four percent (4%) of the minimum rental in effect during the immediately preceding lease year. Upon Landlord's receipt of a proper notice of Tenant's exercise of its option to extend the term of this Lease, the parties shall have sixty (60) days in which to agree on the initial fair market rental for the Buildings as of the commencement of the first extended term for the uses permitted hereunder. If the parties agree on such initial fair market rental, they shall execute an amendment to this Lease stating the amount of the initial minimum monthly rental and the annually increased monthly rental for the first extended term. If the parties are unable to agree on such initial fair market rental within such sixty (60) day period, then within fifteen (15) days after the expiration of such period each party, at its cost and by giving notice to the other party, shall appoint a real estate appraiser who is a member of the American Institute of Real Estate Appraisers, or any other similar organization, and has at least five (5) years experience appraising similar commercial properties in northeastern San Mateo County, to determine the initial fair market rental for the Buildings as of the commencement of the first extended term in accordance with the provisions of this Section 3.1(c). If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party and the two appraisers so appointed are unable to agree upon the initial fair market rental within thirty (30) days after the appointment of the second, the two appraisers shall appoint a third similarly qualified appraiser within ten

  (10) days after expiration of such 30-day period; if they are unable to agree upon a third appraiser, then either party may, upon not less than five (5) days notice to the other party, apply to the Presiding Judge of the San Mateo County Superior Court for the appointment of a third similarly qualified appraiser. Each party shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted for either party in any capacity. Within thirty (30) days after the appointment of the third appraiser, a majority of the three appraisers shall determine the initial fair market rental for the first extended term and shall so notify the parties. If a majority are unable to agree within the allotted time, the three appraised initial fair market rental amounts shall be added together and divided by three and the resulting quotient shall be the initial fair market rental for the first extended term, which determination shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease. For purposes of this Section 3.1(c), the "fair market rental" of the Buildings shall be determined with reference to the then prevailing market rental rates for properties in the City of South San Francisco with shell and office, research and development improvements and site (common area) improvements comparable to those then existing in the Buildings and on the Property, taking into account for such determination all tenant improvements then existing in the Buildings (including, but not limited to, equipment and laboratory improvements installed as part of the initial Tenant Improvements pursuant to Section 5.1 and the Workletter) other than improvements or alterations which were constructed by Tenant at its sole expense and which Tenant has a right or obligation to remove from the Buildings at the expiration of this Lease pursuant to the provisions of Article 9 hereof.

      (d)  Rental Amounts During Second Extended Term.  If Tenant properly exercises its right to a second extended term of this Lease pursuant to Section 2.6 hereof, the minimum rental during such second extended term shall be determined in the same manner provided in the preceding paragraph for the first extended term (initial fair market rental followed by annual four percent (4%) increases), except that the determination shall be made as of the commencement of the second extended term.

      (e)  Rental Adjustment Due to Change in Square Footage.  The minimum rental amounts specified in Sections 3.1(a) and 3.1(b) are based upon an estimated area of 73,500 square feet for the Phase I Building and upon an estimated area of 72,500 square feet for the Phase II Building (including the linkage described in Section 1.1(a)). If the actual area of either Building (measured from the exterior faces of exterior walls and from the dripline of any overhangs, except that the area of any enclosed mechanical penthouse shall be excluded and that in the case of any two-story recesses or overhangs, the area to the dripline of the overhang shall be counted as part of the area of the first story but not as part of the area of the second story), when completed, is greater or less than such estimated area, then the minimum rentals specified in Section 3.1(a) or Section 3.1(b), as applicable, shall be adjusted for each rental period in strict proportion to the ratio between the actual area of the applicable Building during the applicable period (determined on the basis of measurement described above in this sentence) and the assumed area of 73,500 or 72,500 square feet, as applicable. Measurement of building area under this paragraph shall be made initially by Landlord's architect, subject to review and approval by Tenant's architect.

    3.2  Late Charge.  If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the date due to the date of actual payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to six percent (6%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Property. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant's default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

    4.  STOCK WARRANTS

    4.1  Stock Warrants.  Concurrently with the mutual execution of this Lease, Tenant shall deliver to Landlord or Landlord's designees (which may be any members, partners, shareholders or affiliates of Landlord or any affiliates of any such members, partners, shareholders or affiliates of Landlord) warrants registered in the name of Landlord or Landlord's designees for the acquisition of an aggregate of one hundred fifty thousand (150,000) shares of Tenant's common stock, which warrants shall be in form and substance approved by Landlord and Tenant prior to Lease execution as being mutually satisfactory to them. The warrants shall have an exercise price per share equal to one hundred fifteen percent (115%) of the closing market price per share of Tenant's common stock on the day this Lease is mutually executed, shall be exercisable for a period beginning on the date of this Lease and ending on the fifth (5th) anniversary of the date of this Lease, and shall include an obligation on the part of the warrantholder to sign, in connection with any public offering of Tenant's common stock, any lockup agreement recommended by Tenant's underwriters in connection with such public offering, provided that a similar lockup agreement is signed by each other shareholder holding a number of shares of Tenant's common stock equal to or exceeding the number of shares then issued and/or issuable pursuant to the warrant.

    5.  CONSTRUCTION

    5.1  Construction of Improvements.

      (a) Landlord shall, at Landlord's cost and expense (except as otherwise provided herein and in the Workletter), construct Landlord's Work as defined in and in accordance with the terms and conditions of the Workletter. Landlord shall use its best reasonable efforts to complete such construction promptly, diligently and within the applicable time periods set forth in the Estimated Construction Schedule attached hereto as Exhibit D and incorporated herein by this reference, as such schedule may be modified from time to time in accordance with the Workletter, subject to the effects of any delays caused by Tenant or any other circumstances beyond Landlord's reasonable control (excluding any financial inability), and subject to the provisions of Section 2.3 above.

      (b) Tenant shall, at Tenant's cost and expense (except as otherwise provided herein and in the Workletter), construct Tenant's Work as defined in and in accordance with the terms and conditions of the Workletter. Tenant shall use its best reasonable efforts to complete such construction promptly, diligently and within the applicable time periods set forth in the Estimated Construction Schedule attached hereto as Exhibit D and incorporated herein by this reference, as such schedule may be modified from time to time in accordance with the Workletter, subject to the effects of any delays caused by Landlord or any other circumstances beyond Tenant's reasonable control (excluding any financial inability).

    5.2  Condition of Property.  Landlord shall deliver each Building Shell and the other Improvements constructed by Landlord to Tenant clean and free of debris, promptly upon completion of construction thereof, and Landlord warrants to Tenant that each Building Shell and the other Improvements constructed by Landlord (i) shall be free from material structural defects and shall be in good operating condition on the applicable Rent Commencement Date, and (ii) shall be constructed in compliance in all material respects with the plans and specifications developed pursuant to the Workletter and mutually approved (to the extent required thereunder) by Landlord and Tenant, subject to any changes implemented in such plans and specifications in accordance with the procedures set forth in the Workletter. If this warranty is violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to correct promptly and diligently, at Landlord's sole cost, the condition(s) constituting such violation. Tenant's failure to give such written notice to Landlord within one hundred eighty (180) days after the applicable Rent Commencement Date shall give rise to a conclusive presumption that Landlord has complied with all Landlord's obligations under this Section 5.2 with respect to the applicable Building and other Improvements, except with respect to latent defects (as to which such 180-day limitation shall not apply). Without limiting the scope of Landlord's obligations under the foregoing provisions of this Section 5.2, Landlord also agrees to either (x) use its best reasonable efforts to enforce when and as necessary, for the benefit of Tenant and the Improvements, any and all contractor's and/or manufacturer's warranties extending more than one hundred eighty (180) days after the applicable Rent Commencement Date with respect to any of Landlord's Work or, at Tenant's request, (y) assign any or all of such warranties to Tenant for enforcement purposes (provided, however, that Landlord may reserve joint enforcement rights under such warranties to the extent of Landlord's continuing obligations or warranties hereunder). TENANT ACKNOWLEDGES THAT THE WARRANTY CONTAINED IN THIS SECTION IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE IMPROVEMENTS TO BE CONSTRUCTED BY LANDLORD AND THAT LANDLORD MAKES NO OTHER WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE.

    5.3  Compliance with Law.  Landlord warrants to Tenant that each Building Shell and the other Improvements constructed by Landlord (when constructed), as they exist on the applicable Rent Commencement Date, but without regard to the use for which Tenant will occupy the respective Buildings, shall not violate any covenants or restrictions of record or any applicable law, building code, regulation or ordinance in effect on the applicable Rent Commencement Date. Tenant warrants to Landlord that the Tenant Improvements and any other improvements constructed by Tenant from time to time shall not violate any applicable law, building code, regulation or ordinance in effect on the applicable Rent Commencement Date or at the time such improvements are placed in service. If it is determined that any of these warranties has been violated, then it shall be the obligation of the warranting party, after written notice from the other party, to correct the condition(s) constituting such violation promptly, at the warranting party's sole cost and expense. Tenant acknowledges that except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Property or Improvements for the conduct of Tenant's business or proposed business thereon.

    6.  TAXES

    6.1  Personal Property.  Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of (a) any and all alterations, additions and items installed or placed on or in the Buildings and taxed as personal property rather than as real property, and/or (b) all personal property, trade fixtures and other property placed by Tenant on or about the Property. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant's payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Center, then such tax or assessment shall be paid by Tenant to Landlord within fifteen (15) days after presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 6.1.

    6.2  Real Property.  To the extent any real property taxes and assessments on the Buildings (including, but not limited to, the Improvements) are assessed directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against the Buildings. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant's payment thereof. To the extent the Property and/or Improvements are taxed or assessed to Landlord following the applicable Rent Commencement Date, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 7.2 of this Lease) and shall be paid in accordance with the provisions of Article 7 of this Lease.

    7.  OPERATING EXPENSES

    7.1  Payment of Operating Expenses.

      (a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, Tenant's Operating Cost Share (as hereinafter defined) of the Operating Expenses defined in Section 7.2, subject to adjustment pursuant to Sections 7.1(b) and (c) when applicable. The parties presently anticipate that the percentage amount constituting Tenant's applicable share of Operating Expenses ("Tenant's Operating Cost Share"), except as otherwise provided herein, will be twenty-one and forty hundredths percent (21.40%) as of the Phase I Rent Commencement Date and thirty-five and ten hundredths percent (35.10%) as of the Phase II Rent Commencement Date. Notwithstanding the foregoing, with respect to liability insurance premiums (except to the extent separately and specifically allocable to the Building, in which event Tenant's Operating Cost Share with respect thereto shall be 100%), the land component of real property taxes and assessments, common area lighting and maintenance expenses, and other similar expenses that are incurred or measured on a Center-wide basis (rather than being clearly and reasonably allocable or attributable to the Building alone, in which event Tenant's Operating Cost Share with respect thereto shall be 100%) or that are incurred with respect to common area facilities, notwithstanding any other provisions of this Article 7, Tenant's Operating Cost Share with respect to such Center-wide and/or common area expenses from and after the Rent Commencement Date, regardless of the status of construction and occupancy of the other contemplated buildings in the Center, shall be equal to the percentage amount which is equivalent to a fraction, the numerator of which is the square footage of the Building as actually constructed, as determined in good faith by Landlord's architect on the basis of measurement set forth in Section 3.1(e) hereof, and the denominator of which is the sum of the actual square footage of all then completed buildings in the Center plus the proposed square footage (as reflected in Landlord's entitlements for the Property) of all not yet completed buildings that Landlord proposes to construct in the Center (excluding the proposed child care facility and proposed stand-alone restaurant as hereinafter set forth), in each case as determined in good faith by Landlord's architect on the basis of measurement set forth in Section 3.1(e) hereof, consistently applied; provided, however, that the adjusted Tenant's Operating Cost Share determined pursuant to this sentence shall be further adjusted from time to time to reflect (x) any difference between the actual square footage of an additional building completed in the Center from time to time and the proposed square footage at which such additional building was previously included in the application of the foregoing formula, and (y) any increase or decrease in the aggregate square footage of the buildings that Landlord proposes to construct in the Center as part of the initial phased development of the Center (such as, but not limited to, any decision by Landlord to defer indefinitely, beyond the normal and reasonable phasing of the Center, the construction of any of the planned buildings in the Center and/or any action by governmental authorities to reduce the aggregate square footage of the buildings that Landlord is entitled to construct in the Center pursuant to Landlord's entitlements as amended from time to time).

      (b) Tenant's Operating Cost Share as specified in Section 7.1(a) as of the Phase I Rent Commencement Date is based upon an estimated area of 73,500 square feet for the Phase I Building and upon an aggregate estimated area of 343,500 square feet for all of the buildings that Landlord presently expects to have in fully constructed and occupied condition on the Property at the Phase I Rent Commencement Date, and Tenant's Operating Cost Share as specified in Section 7.1(a) as of the Phase II Rent Commencement Date is based upon an estimated area of 72,500 square feet for the Phase II Building and upon an aggregate estimated area of 416,000 square feet for all of the buildings that Landlord presently expects to have in fully constructed and occupied condition on the Property at the Phase II Rent Commencement Date. If the actual area of the respective Buildings (when completed) or of the other buildings existing from time to time in the Center, as determined in good faith by Landlord's architect on the basis of measurement set forth in Section 3.1(e) hereof (which basis of measurement shall be applied consistently for all buildings in the Center), differs from the assumed numbers set forth above (including, but not limited to, any such difference arising from the completion and occupancy of buildings in the Center before or after the respective Rent Commencement Dates hereunder, as contemplated in Section 7.1(c) below, and/or from a change for any reason in the anticipated sequence of occurrence of the Phase I Rent Commencement Date and the Phase II Rent Commencement Date), then Tenant's Operating Cost Share shall be adjusted to reflect the actual areas so determined as they exist from time to time. In no event, however, shall the square footage of any child care facility or stand-alone restaurant on the Property be included as part of the square footage of buildings on the Property in calculating Tenant's Operating Cost Share, nor shall any costs or expenses relating to the proposed child care facility and proposed stand-alone restaurant on the Premises be included in Operating Expenses as hereinafter defined.

      (c) As Landlord constructs additional buildings in the Center, Tenant's Operating Cost Share shall be adjusted from time to time to be equal to the percentage determined by dividing the gross square footage of the Building(s) as it or they then exist by the gross square footage of all buildings located in the Center (subject to the exclusion set forth in Section 7.1(b) with respect to the proposed child care facility and proposed restaurant). In determining such percentage, a building shall be taken into account from and after the date on which a tenant first enters into possession of the building or a portion thereof; the good faith determination of the gross square footage of any such building by Landlord's architects in a manner consistent with the manner in which other buildings in the Center are measured shall be final and binding upon the parties; and costs and expenses relating to a new building shall be taken into account as Operating Expenses under this Article 7 only from and after the date on which the square footage of the building is taken into account in determining Tenant's Operating Cost Share under the criteria set forth in this paragraph.

    7.2  Definition Of Operating Expenses.

      (a) Subject to the exclusions and provisions hereinafter contained, the term "Operating Expenses" shall mean the total costs and expenses incurred by or allocable to Landlord for management, operation and maintenance of the Improvements, the Property and the Center, including, without limitation, costs and expenses of (i) insurance (including, but not limited to, earthquake insurance and environmental insurance), property management, landscaping, and the operation, repair and maintenance of buildings and Common Areas; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor levied or assessed against the Center or any part thereof, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect; (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Center; (v) capital improvements to the Property, the Improvements or the Center, amortized over a reasonable period, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) which are required by law, ordinance, regulation or order of any governmental authority or (cc) of which Tenant has use or which benefit Tenant; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges not otherwise specifically addressed elsewhere in this Lease) allocable to or paid by Landlord, as owner of the Center or Improvements, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Center or any other property over which Tenant has non-exclusive usage rights as contemplated in Section 1.1(b) hereof. Operating Expenses shall not include any costs attributable to the work for which Landlord is required to pay under Article 5 or the Workletter, nor any costs attributable to the initial construction of buildings or Common Area improvements in the Center, nor any costs attributable to buildings the square footage of which is not taken into account in determining Tenant's Operating Cost Share under Section 7.1 for the applicable period. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis or in accordance with tax accounting principles, as determined in good faith by Landlord's accountants.

      (b) Notwithstanding any other provisions of this Section 7.2, the following shall not be included within Operating Expenses:

          (i) Costs of maintenance or repair of the roof membrane for any building within the Center, except during periods (if any) in which costs of maintenance or repair of the roof membrane for either or both Buildings are likewise included as an Operating Expense (rather than being incurred directly by Tenant or passed through directly to Tenant on a building-by-building basis);

          (ii) Leasing commissions, attorneys' fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating or improving space for tenants or other occupants or prospective tenants or other occupants of the Center;

          (iii) The cost of any service sold to any tenant (including Tenant) or other occupant for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and operating expenses payable under the lease with that tenant;

          (iv) Any depreciation on the Buildings or on any other improvements in the Center;

          (v) Expenses in connection with services or other benefits of a type that are not offered or made available to Tenant but that are provided to another tenant of the Center;

          (vi) Costs incurred due to Landlord's violation of any terms or conditions of this Lease or of any other lease relating to the Buildings or to any other portion of the Center or the Property;

          (vii) Overhead profit increments paid to any subsidiary or affiliate of Landlord for management or other services on or to the Center or any portion thereof or for supplies or other materials to the extent that the cost of the services, supplies or materials exceeds the cost that would have been paid had the services, supplies or materials been provided by unaffiliated parties on a competitive basis;

          (viii) All interest, loan fees and other carrying costs related to any mortgage or deed of trust or related to any capital item, and all rental and other amounts payable under any ground or underlying lease, or under any lease for any equipment ordinarily considered to be of a capital nature (except (A) janitorial equipment which is not affixed to the Buildings and/or (B) equipment the cost of which, if purchased, would be considered an amortizable Operating Expense under the provisions of this Section 7.2, notwithstanding the capital nature of such equipment);

          (ix) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

          (x) Advertising and promotional expenditures;

          (xi) Costs of repairs and other work occasioned by fire, windstorm or other casualty of an insurable nature, except to the extent of any applicable deductible amounts under insurance actually carried by Landlord;

          (xii) Any costs, fines or penalties incurred due to violations by Landlord or by any other tenants of the Center of any governmental rule or authority or of this Lease or any other lease of any portion of the Center or the Property, or due to Landlord's negligence or willful misconduct;

          (xiii) Management costs to the extent they exceed a reasonable and competitive rate for such services in the market for management of comparable commercial properties in the San Francisco Bay Area;

          (xiv) Costs for sculpture, paintings or other objects of art, and for any insurance thereon or extraordinary security in connection therewith;

          (xv) Wages, salaries or other compensation paid to any executive employees above the grade of building manager;

          (xvi) The cost of correcting any building code or other violations which were violations prior to the applicable Rent Commencement Date; and

          (xvii) The cost of containing, removing or otherwise remediating any contamination of the Property (including the underlying land and groundwater) by any toxic or hazardous materials (including, without limitation, asbestos and PCBs).

    7.3  Determination Of Operating Expenses.  On or before the first to occur of the Phase I Rent Commencement Date or the Phase II Rent Commencement Date and during the last month of each calendar year of the term of this Lease ("Lease Year"), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord's estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease Year or applicable portion thereof, beginning on the first to occur of the Phase I Rent Commencement Date or the Phase II Rent Commencement Date, Tenant shall pay to Landlord Tenant's Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of a Lease Year, Tenant shall continue to pay on the basis of the prior year's estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses will vary from Landlord's estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate.

    7.4  Final Accounting For Lease Year.

      (a) Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant's Operating Cost Share of the Operating Expenses for such Lease Year prepared by Landlord from Landlord's books and records, which statement shall be final and binding on Landlord and Tenant (except as provided in Section 7.4(b)). If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such Lease Year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant's obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages.

      (b) At any time within three (3) months after receipt of Landlord's annual statement of Operating Expenses as contemplated in Section 7.4(a), Tenant shall be entitled, upon reasonable written notice to Landlord and during normal business hours at Landlord's office or such other places as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding Lease Year covered by such annual statement or, if Tenant so elects by written notice to Landlord, to request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant reasonably acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a certified public accountant appointed by the Presiding Judge of the San Mateo County Superior Court upon the application of either Landlord or Tenant (with notice to the other party). In either event, such certified public accountant shall be one who is not then employed in any capacity by Landlord or Tenant or by any of their respective affiliates. The audit shall be limited to the determination of the amount of Operating Expenses for the subject Lease Year, and shall be based on generally accepted accounting principles and tax accounting principles, consistently applied. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount of Operating Expenses billed to or paid by Tenant for the applicable Lease Year was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after the final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject Lease Year by more than five percent (5%), in which case Landlord shall pay all costs and expenses of the audit. Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 7.4.

    7.5  Proration.  If either Rent Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, then the amount of Operating Expenses payable by Tenant with respect to such first or last partial Lease Year shall be prorated on the basis which the number of days during such Lease Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 7.4 to be performed after such termination.

    8.  UTILITIES

    8.1  Payment.  Commencing with the applicable Rent Commencement Date for each Building and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or with respect to the applicable Building (other than any separately metered costs for water, electricity or other services or utilities furnished with respect to the Common Areas, which costs shall be paid by Landlord and shall constitute Operating Expenses under Section 7.2 hereof), including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Buildings. In the event that any of such services supplied to the Buildings are not separately metered, then the amount thereof shall be an item of Operating Expenses and shall be paid as provided in Article 7.

    8.2  Interruption.  There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used with respect to the Buildings or Property because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 8.2, however, in the event of any interruption or failure of any service or utility to either or both Buildings that (i) is caused in whole or in material part by the active negligence or willful misconduct of Landlord or its agents, employees or contractors and (ii) continues for more than three (3) business days and (iii) materially impairs Tenant's ability to use the applicable Building(s) for its or their intended purpose hereunder, then following such three (3) business day period, Tenant's obligations for payment of rent and other charges under this Lease shall be abated in proportion to the degree of impairment of Tenant's use of the applicable Building(s), and such abatement shall continue until Tenant's use of the applicable Building(s) is no longer materially impaired thereby.

    9.  ALTERATIONS; SIGNS

    9.1  Right To Make Alterations.  Tenant shall make no alterations, additions or improvements to the Buildings or the Property, other than interior non-structural alterations costing less than Forty Thousand Dollars ($40,000.00) for any single project (i.e., any single item of alterations or set of related alterations) and less than One Hundred Thousand Dollars ($100,000.00) in the aggregate during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner, in compliance with plans and specifications approved in writing by Landlord and in compliance with all applicable laws, ordinances, rules and regulations, and to the extent Landlord's consent is not otherwise required hereunder for such alterations, additions or improvements, Tenant shall give prompt written notice thereof to Landlord. Tenant shall cause any contractors engaged by Tenant for work in the Buildings or on the Property to maintain public liability and property damage insurance, and other customary insurance, with such terms and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord and any of its members, partners, shareholders, property managers and lenders designated by Landlord for this purpose, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. Notwithstanding any other provisions of this Section 9.1, under no circumstances shall Tenant make any structural alterations or improvements, or any substantial changes to the roof or substantial equipment installations on the roof, or any substantial changes or alterations to the building systems, without Landlord's prior written consent (which consent shall not be unreasonably withheld or delayed). If Tenant so requests in seeking Landlord's consent to any alterations, additions or improvements, Landlord shall specify in granting such consent whether Landlord intends to require that Tenant remove such alterations, additions or improvements (or any specified portions thereof) upon expiration or termination of this Lease. Landlord shall receive no fee for supervision, profit, overhead or general conditions in connection with any alterations, additions or improvements constructed or installed by Tenant under this Lease, whether as part of the initial Tenant's Work under the Workletter or otherwise, except for a project management fee as specifically provided in Schedule C-2 attached to the Workletter in connection with the initial Tenant Improvements.

    9.2  Title To Alterations.  All alterations, additions and improvements installed in, on or about the Buildings or the Property (including, but not limited to, lab benches, fume hoods, cold rooms and other similar improvements and equipment) shall become part of the Property and shall become the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this

Lease; provided, however, that the foregoing shall not apply to Tenant's movable furniture, equipment and trade fixtures, except to the extent any such items are specifically identified in the parenthetical in the initial portion of this sentence. Tenant shall promptly repair any damage caused by its removal of any such furniture, equipment or trade fixtures. Notwithstanding any other provisions of this Article 9, however, (a) under no circumstances shall Tenant have any right to remove from the Buildings or the Property, at the expiration or termination of this Lease, any lab benches, fume hoods, cold rooms or other similar improvements and equipment installed in the Buildings, even if such equipment and improvements were installed by Tenant as part of Tenant's Work under the Workletter or otherwise; and (b) if Tenant requests Landlord's written consent to any alterations, additions or improvements under Section 9.1 hereof and, in requesting such consent, asks that Landlord specify whether Landlord will require removal of such alterations, additions or improvements upon termination or expiration of this Lease, then Landlord shall not be entitled to require such removal unless Landlord specified its intention to do so at the time of granting of Landlord's consent to the requested alterations, additions or improvements. Without limiting the generality of clause (b) of the preceding sentence, Tenant shall not be required to remove upon termination or expiration of this Lease any of the improvements constructed by Tenant as part of Tenant's Work under the Workletter, except to the extent that Landlord, in granting its approval of the plans and specifications for Tenant's Work under the Workletter, advises Tenant in writing that Landlord intends to require removal of any specified elements of such Tenant's Work upon termination or expiration of this Lease. Notwithstanding any other provisions of this Article 9, (x) it is the intention of the parties that Landlord shall be entitled to claim all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant or Landlord with funds provided by Landlord pursuant to the Tenant Improvement Allowance; and (y) it is the intention of the parties that Tenant shall be entitled to claim, during the term of this Lease, all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant with Tenant's own funds (and without any payment or reimbursement by Landlord pursuant to the Tenant Improvement Allowance), despite the fact that the items described in this clause (y) are characterized in this Section 9.2 as becoming Landlord's property upon installation, in recognition of the fact that Tenant will have installed and paid for such items, will have the right of possession of such items during the term of this Lease and will have the obligation to pay (directly or indirectly) property taxes on such items, carry insurance on such items and bear the risk of loss with respect to such items under Article 15 hereof. If and to the extent it becomes necessary, in implementation of the foregoing intentions, to identify (either specifically or on a percentage basis, as may be required under applicable tax laws) which alterations, additions, improvements and equipment constructed as part of Tenant's Work under the Workletter have been funded through the Tenant Improvement Allowance and which have been constructed or installed with Tenant's own funds, Landlord and Tenant agree to cooperate reasonably and in good faith to make such an identification by mutual agreement.

    9.3  Tenant Trade Fixtures.  Subject to the third sentence of Section 9.2 and to Section 9.5 (which shall be controlling in the case of signs, logos and insignia), Tenant may install, remove and reinstall trade fixtures without Landlord's prior written consent, except that installation and removal of any trade fixtures which are affixed to the Buildings or the Property or which affect the exterior or structural portions of the Buildings or the building systems shall require Landlord's written approval, which approval shall not be unreasonably withheld or delayed. Tenant shall immediately repair any damage caused by installation and removal of trade fixtures under this Section 9.3.

    9.4  No Liens.  Tenant shall at all times keep the Buildings and the Property free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Buildings or the Property. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Buildings and the Property.

Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys' fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

    9.5  Signs.  Tenant shall have the right to display its corporate name, logo and/or insignia on the Buildings and in front of the entrances to the Buildings, subject to (a) Landlord's prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld or delayed), (b) the sign criteria established for the Center from time to time and (c) all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Property. Landlord is hereby deemed to have aproved, as to location, any signage the location of which is expressly designated on any Approved Plans developed pursuant to the Workletter. Tenant shall immediately repair any damage caused by installation and removal of signs under this Section 9.5.

    10.  MAINTENANCE AND REPAIRS

    10.1  Landlord's Work.

      (a) Landlord shall repair and maintain or cause to be repaired and maintained the Common Areas of the Center and the roof (structural portions only), exterior walls and other structural portions of the Buildings. The cost of all work performed by Landlord under this Section 10.1 shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord, (ii) involves the repair or correction of a condition or defect that Landlord is required to correct pursuant to Section 5.2 hereof, (iii) is a capital expense not includible as an Operating Expense under Section 7.2 hereof, or (iv) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 12.6 hereof, subject to the release set forth in Section 12.4 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord's expense, except to the extent permitted by Section 10.1(b) below, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

      (b) If Landlord fails to perform any repairs or maintenance required to be performed by Landlord on either or both Buildings under Section 10.1(a) and such failure continues for thirty (30) days or more after Tenant gives Landlord written notice of such failure (or, if such repairs or maintenance cannot reasonably be performed within such 30-day period, then if Landlord fails to commence performance within such 30-day period and thereafter to pursue such performance diligently to completion), then Tenant shall have the right to perform such repairs or maintenance and Landlord shall reimburse Tenant for the reasonable cost thereof within fifteen (15) days after written notice from Tenant of the completion and cost of such work, accompanied by copies of invoices or other reasonable supporting documentation. Under no circumstances, however, shall Tenant have any right to offset the cost of any such work against rent or other charges falling due from time to time under this Lease.

    10.2  Tenant's Obligation For Maintenance.

      (a)  Good Order, Condition And Repair.  Except as provided in Section 10.1 hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Buildings and every part thereof, wherever located, including but not limited to the roof (non-structural portions only), signs, interior, ceiling, electrical system, plumbing system, telephone and communications systems of the Buildings, the HVAC equipment and related mechanical systems serving the Buildings (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or reasonably approved by Landlord), all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces of the Buildings and all other interior repairs, foreseen and unforeseen, with respect to the Buildings, as required.

      (b)  Landlord's Remedy.  If Tenant, after notice from Landlord, fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder, Landlord shall have the right, but shall not be required, to enter the Buildings and make the repairs or perform the maintenance necessary to restore the Buildings to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

      (c)  Condition Upon Surrender.  At the expiration or sooner termination of this Lease, Tenant shall surrender the Buildings and the Improvements, including any additions, alterations and improvements thereto, broom clean, in good and sanitary order, condition and repair, ordinary wear and tear and casualty damage (the latter of which shall be governed by the provisions of

  Article 15 hereof) excepted, first, however, removing all goods and effects of Tenant and all and fixtures and items required to be removed or specified to be removed at Landlord's election pursuant to this Lease (including, but not limited to, any such removal required as a result of an election duly made by Landlord to require such removal as contemplated in Section 9.2), and repairing any damage caused by such removal. Tenant shall not have the right to remove fixtures or equipment if Tenant is in default hereunder unless Landlord specifically waives this provision in writing. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Property by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord's election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant's cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

    11.  USE OF PROPERTY

    11.1  Permitted Use.  Subject to Sections 11.3, 11.4 and 11.6 hereof, Tenant shall use the Buildings solely for a laboratory and research and development facility, including (but not limited to) wet chemistry and biology labs, clean rooms, storage and use of toxic and radioactive materials (subject to the provisions of Section 11.6 hereof), storage and use of laboratory animals, administrative offices, and other lawful purposes reasonably related to or incidental to such specified uses (subject in each case to receipt of all necessary approvals from the City of South San Francisco and other governmental agencies having jurisdiction over the Buildings), and for no other purpose, unless Landlord in its sole discretion otherwise consents in writing.

    11.2 [Omitted.]

    11.3  No Nuisance.  Tenant shall not use the Buildings for or carry on or permit upon the Property or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of Landlord in the Buildings or the Property, nor commit or allow to be committed any waste in, on or about the Property. Tenant shall not do or permit anything to be done in or about the Property, nor bring nor keep anything therein, which will in any way cause the Property to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

    11.4  Compliance With Laws.

      (a  Tenant shall not use the Buildings or Property or permit the Buildings or Property to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Buildings and Improvements equipped with all safety appliances required by law, ordinance or insurance on the Property, or any order or regulation of any public authority, because of Tenant's particular use of the Property. Tenant shall procure all licenses and permits required for use of the Property. Tenant shall use the Property in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Property by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Property (collectively, "Requirements") because of Tenant's construction of improvements in or other particular use of the Property. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant's construction of improvements in the Buildings or other particular use of the Property shall, at Landlord's election, either (i) be made by Tenant, at Tenant's sole cost and expense, in accordance with the procedures and standards set forth in Section 9.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant's sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all reasonable costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

      (b  In compliance with requirements imposed upon Landlord by an Owner Participation Agreement between Landlord and The Redevelopment Agency of the City of South San Francisco, Tenant hereby agrees to and accepts the following provision:

      "Tenant herein covenants by and for itself and its successors and assigns, and all persons claiming under or through it, and this Lease is made and accepted upon and subject to the conditions that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, religion, creed, sex, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the property herein leased, nor shall Tenant or any person claiming under or through it establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or vendees in the property herein leased."

    11.5  Liquidation Sales.  Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Property, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

    11.6  Environmental Matters.

      (a  For purposes of this Section, "hazardous substance" shall mean the substances included within the definitions of the term "hazardous substance" under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the Hazardous Materials Release Response Plans and Inventory Act, California Heath & Safety Code §§ 25500 et seq., and regulations promulgated thereunder, as amended, and (iv) petroleum; "hazardous waste" shall mean (i) any waste listed as or meeting the identified characteristics of a "hazardous waste" under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., and regulations promulgated pursuant thereto, as amended (collectively, "RCRA"), (ii) any waste meeting the identified characteristics of "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under the California Hazardous Waste Control Law, California Health & Safety Code §§ 25100 et seq., and regulations promulgated pursuant thereto, as amended (collectively, the "CHWCL"), and/or (iii) any waste meeting the identified characteristics of "medical waste" under California Health & Safety Code §§ 25015-25027.8, and regulations promulgated thereunder, as amended; and "hazardous waste facility" shall mean a hazardous waste facility as defined under the CHWCL.

      (b  Without limiting the generality of the obligations set forth in Section 11.4 of this Lease:

        (i)  Tenant shall not cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant, in connection with its permitted use of the Property as provided in Section 11.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with clauses (ii) and (iii) immediately below.

        (ii) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees, and Tenant will provide Landlord with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Property from time to time.

        (iii) Tenant shall not (A) operate on or about the Property any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Property for ninety (90) days or more, nor (C) conduct any other activities on or about the Property that could result in the Property being deemed to be a "hazardous waste facility" (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result), nor (D) store any hazardous wastes on or about the Property in violation of any federal or California laws or in violation of the terms of any federal or California licenses or permits held by Tenant.

        (iv) Tenant shall comply with all applicable laws, rules, regulations, orders and permits relating to underground storage tanks installed by Tenant or its agents or employees or at the request of Tenant (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code § 25281(x), including, without limitation, complying with California Health & Safety Code §§ 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks located on or under the Property.

        (v) If applicable, Tenant shall provide Landlord in writing the following information and/or documentation within fifteen (15) days after the first Rent Commencement Date to occur, and shall update such information at least annually, on or before each anniversary of the first Rent Commencement Date to occur, to reflect any change in or addition to the required information and/or documentation (provided, however, that in the case of the materials described in subparagraphs (B), (C) and (E) below, Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect and copy such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant):

          (A) A list of all hazardous substances and/or wastes that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations on the Property.

          (B) All Material Safety Data Sheets ("MSDS's"), if any, required to be completed with respect to operations of Tenant at the Property from time to time in accordance with Title 26, California Code of Regulations § 8-5194 or 42 U.S.C. §11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDS's.

          (C) All hazardous waste manifests (as defined in Title 26, California Code of Regulations § 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Property.

          (D) A copy of any Hazardous Materials Management Plan required from time to time with respect to Tenant's operations at the Property, pursuant to California Health & Safety Code §§ 25500 et seq., and any regulations promulgated thereunder, as amended.

          (E) Any Contingency Plans and Emergency Procedures required of Tenant from time to time due to its operations in accordance with Title 26, California Code of Regulations §§ 22-67140 et seq., and any amendments thereto, and any Training Programs and Records required under Title 26, California Code of Regulations, § 22-67105, and any amendments thereto.

          (F) Copies of any biennial reports to be furnished to the California Department of Health Services from time to time relating to hazardous substances or wastes, pursuant to Title 26, California Code of Regulations, § 22-66493, and any amendments thereto.

          (G) Copies of all industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations on the Property.

          (H) Copies of any other lists or inventories of hazardous substances and/or wastes on or about the Property that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.

        (vi) Tenant shall secure Landlord's prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of "radioactive materials" or "radiation," as such materials are defined in Title 26, California Code of Regulations § 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion; provided, that such approval shall not be required for any radioactive materials (x) for which Tenant has secured prior written approval of the Nuclear Regulatory Commission and delivered to Landlord a copy of such approval (if applicable), or (y) which Tenant is authorized to use pursuant to the terms of a Radioactive Material License (if any) issued by the State of California, provided that Tenant has delivered a copy of such License to Landlord. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

          (A) Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits issued to or applicable to Tenant with respect to its business operations on the Property;

          (B) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord and its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of by Tenant or in connection with the operation of Tenant's business on the Property from time to time, to the extent not already disclosed through delivery of a copy of a Nuclear Regulatory Commission approval and/or a California Radioactive Material License with respect thereto as contemplated above; and

          (C) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation by Tenant or in connection with the operation of Tenant's business on the Property from time to time.

        (vii) Tenant shall comply with any and all applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes or substances or radiation or radioactive materials by Tenant or its agents or employees. Tenant shall give Landlord immediate verbal notice of any unauthorized release of any such hazardous wastes or substances or radiation or radioactive materials into the environment, and shall follow such verbal notice with written notice to Landlord of such release within twenty-four (24) hours of the time at which Tenant became aware of such release.

        (viii) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (A) any failure by Tenant to comply with any provisions of this Section 11.6(b), or (B) any receipt, use handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance or waste or any radioactive material or radiation on or about the Property as a proximate result of Tenant's use of the Property or as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant.

        (ix) Tenant shall cooperate with Landlord in furnishing Landlord with complete information regarding Tenant's receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances or wastes or radiation or radioactive materials. Upon request, Tenant shall grant Landlord reasonable access at reasonable times to the Property to inspect Tenant's receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances or wastes or radiation or radioactive materials, without being deemed guilty of any disturbance of Tenant's use or possession and without being liable to Tenant in any manner.

        (x) Notwithstanding Landlord's rights of inspection and review under this Section 11.6(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this Section 11.6(b).

        (xi) If Tenant or its employees, agents, contractors, vendors, customers or guests receive, handle, use, store, transport, generate, treat and/or dispose of any hazardous substances or wastes or radiation or radioactive materials on or about the Property at any time during the term of this Lease, then within thirty (30) days after the termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances and wastes, radiation and radioactive materials on and about the Property. Such study shall be based on a reasonable and prudent level of tests and investigations of the Property and surrounding portions of the Center (if appropriate), which tests shall be conducted no earlier than the date of termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with Sections 11.4, 11.6, 12.6 and other applicable provisions of this Lease. The parties acknowledge that nothing in this Section 11.6(b) is intended to impose on Tenant any responsibility or liability for any hazardous substances or wastes or radiation or radioactive materials present on the Property as of the first Rent Commencement Date to occur (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), but also acknowledge that nothing in the preceding portion of this sentence is intended to exculpate

    Tenant from responsibility or liability for any exacerbation of any such pre-existing conditions as a result of any breach of Tenant's obligations under this Section 11.6 or any breach by Tenant or its employees, agents or contractors of the provisions of the Environmental Restriction as defined in Section 17.4 hereof.

      (c  Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Property of any hazardous substances or wastes or radiation or radioactive materials present on the Property as of the first Rent Commencement Date to occur (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), and/or (ii) any unauthorized release into the environment (including, but not limited to, the Property) of any hazardous substances or wastes or radiation or radioactive materials to the extent such release results from the negligence of or willful misconduct or omission by Landlord or its agents or employees.

      (d  The provisions of this Section 11.6 shall survive the termination of this Lease.

    12.  INSURANCE AND INDEMNITY

    12.1  Insurance.

      (a  Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant's cost and expense, commercial general liability insurance to protect against liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Property, with limits of liability of not less than (i) Two Million Dollars ($2,000,000.00) for injury to or death of one person, (ii) Five Million Dollars ($5,000,000.00) for personal injury or death, per occurrence, and (iii) One Million Dollars ($1,000,000.00) for property damage, or combined single limit of liability of not less than Five Million Dollars ($5,000,000.00). Such insurance shall name Landlord, its Manager, its property manager and any lender holding a deed of trust on the Property from time to time (as designated in writing by Landlord to Tenant from time to time) as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease. Tenant shall also procure and maintain in full force and effect at all times during the term of this Lease, at Tenant's cost and expense, products/completed operations coverage on terms and in amounts (A) customary in Tenant's industry for companies engaged in the marketing of products on a scale comparable to that in which Tenant is engaged from time to time and (B) mutually satisfactory to Landlord and Tenant in their respective reasonable discretion.

      (b  Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord's cost and expense (but reimbursable as an Operating Expense under Section 7.2 hereof), commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Property, with combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury and property damage.

      (c  Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord's cost and expense (but reimbursable as an Operating Expense under Section 7.2 hereof), policies of property insurance providing protection against "all risk of direct physical loss" (as defined by and detailed in the Insurance Service Office's Commercial Property Program "Cause of Loss—Special Form [CP1030]" or its equivalent) for the Building Shell (as defined in the Workletter) of each Building and for the improvements in the Common Areas of the Property, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an "agreed amount" basis). Such insurance shall include earthquake coverage and shall have such commercially reasonable deductibles and other terms as Landlord in its reasonable discretion determines to be appropriate. Landlord shall have no obligation to carry property damage insurance for any alterations, additions or improvements installed by Tenant in the Buildings or on or about the Property.

      (d  Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant's cost and expense, policies of property insurance providing protection against "all risk of direct physical loss" (as defined by and detailed in the Insurance Service Office's Commercial Property Program "Cause of Loss-Special Form [CP1030]" or its equivalent) for the Tenant Improvements constructed by Tenant pursuant to the Workletter and on all other alterations, additions and improvements installed by Tenant from time to time in or about the Buildings, on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an "agreed amount" basis). Such insurance may have such commercially reasonable deductibles and other terms as Tenant in its reasonable discretion determines to be appropriate, and shall name both Tenant and Landlord as insureds as their interests may appear. Without limiting the generality of the foregoing provisions, Tenant's property insurance on the Tenant Improvements shall in all events include earthquake insurance in an amount at least equal to the amount of the Tenant Improvement Allowance paid by Landlord pursuant to the Workletter in connection with the construction of the Tenant Improvements.

      (e  During the course of construction of the improvements being constructed by Landlord and Tenant under Section 5.1 and the Workletter, Landlord and Tenant respectively shall each procure and maintain in full force and effect, at its respective sole cost and expense, policies of builder's risk insurance on the improvements respectively being constructed by it, in such amounts and with such commercially reasonable deductibles and other terms as Landlord in its reasonable discretion determines to be appropriate with respect to the insurance to be maintained by Landlord, and in such amounts and with such commercially reasonable deductibles and other terms as Landlord and Tenant may mutually and reasonably determine to be appropriate with respect to the insurance to be maintained by Tenant. Without limiting the generality of the foregoing provisions, Tenant's builder's risk insurance with respect to the Tenant Improvements shall in all events include earthquake insurance in an amount at least equal to the cumulative amount of the Tenant Improvement Allowance paid from time to time by Landlord pursuant to the Workletter in connection with the construction of the Tenant Improvements.

    12.2  Quality Of Policies And Certificates.  All policies of insurance required hereunder shall be issued by responsible insurers and, in the case of policies carried or required to be carried by Tenant, shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 12.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 12 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance on behalf of or in place of Tenant shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall give Landlord at least thirty (30) days prior written notice of any cancellation or nonrenewal of insurance required to be maintained under this Article 12, and shall obtain written undertakings from each insurer under policies required to be maintained by it to endeavor to notify all insureds thereunder at least thirty (30) days prior to cancellation of coverage.

    12.3  Workers' Compensation.  Tenant shall maintain in full force and effect during the term of this Lease workers' compensation insurance in at least the minimum amounts required by law, covering all of Tenant's employees working on the Property.

    12.4  Waiver Of Subrogation.  To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other with respect to (i) damage to property, (ii) damage to the Property or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under clauses (i)-(iii) hereof are covered, and only to the extent of such coverage, by property insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any property insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

    12.5  Increase In Premiums.  Tenant shall do all acts and pay all expenses necessary to insure that the Buildings are not used for purposes prohibited by any applicable fire insurance, and that Tenant's use of the Buildings and Property complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Buildings or Property to be used in a manner which increases the existing rate of any insurance carried by Landlord on the Center and such use continues for longer than a reasonable period specified in any written notice from Landlord to Tenant identifying the rate increase and the factors causing the same, then Tenant shall pay the amount of the increase in premium caused thereby, and Landlord's costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord.

    12.6  Indemnification.

      (a  Except as otherwise expressly provided for in this Lease, Tenant shall indemnify, defend and hold Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Property by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant (including, but not limited to, any such matters arising out of or in connection with any early entry upon the Property by Tenant pursuant to Section 2.2 hereof) from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Property, or for injuries to Tenant, its agents or third persons in or upon the Property, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Property.

      (b  Except as otherwise expressly provided for in this Lease, Landlord shall indemnify, defend and hold Tenant and its partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise in, on or about the Property by reason of any negligence or willful misconduct or omission by Landlord or its agents, employees or contractors.

    12.7  Blanket Policy.  Any policy required to be maintained hereunder may be maintained under a so-called "blanket policy" insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished. Without limiting the generality of the requirement set forth at the end of the preceding sentence, property insurance provided under a blanket policy shall provide full replacement cost coverage and liability insurance provided under a blanket policy shall include per location aggregate limits meeting or exceeding the limits required under this Article 12.

    13.  SUBLEASE AND ASSIGNMENT

    13.1  Assignment And Sublease Of Building.  Except in the case of a Permitted Transfer, Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease of either Building or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any purported sublease or assignment of Tenant's interest in this Lease requiring but not having received Landlord's consent thereto (to the extent such consent is required hereunder) shall be void. Without limiting the generality of the foregoing provisions, Landlord may withhold consent to any proposed subletting or assignment solely on the ground, if applicable, that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord's use of the balance of the Property or of any adjacent property owned or operated by Landlord, unless the proposed use is within the permitted uses specified in Section 11.1, in which event it shall not be reasonable for Landlord to object to the proposed use. Except in the case of a Permitted Transfer, any dissolution, consolidation, merger or other reorganization of Tenant, or any sale or transfer of substantially all of the stock or assets of Tenant in a single transaction or series of related transactions, shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above. Notwithstanding the foregoing, (i) no issuance or sale of Tenant's capital stock through any public securities exchange nor any other issuance of Tenant's capital stock for bona fide financing purposes shall be deemed to be an assignment, subletting or transfer hereunder; and (ii) Tenant shall have the right to assign this Lease or sublet either or both Buildings, or any portion thereof, without Landlord's consent (but with prior or concurrent written notice by Tenant to Landlord), to any Affiliate of Tenant, or to any entity which results from a merger or consolidation with Tenant, or to any entity which acquires substantially all of the stock or assets of Tenant as a going concern (hereinafter each a "Permitted Transfer"). For purposes of the preceding sentence, an "Affiliate" of Tenant shall mean any entity in which Tenant owns at least a fifty percent (50%) equity interest, any entity which owns at least a fifty percent (50%) equity interest in Tenant, and/or any entity which is related to Tenant by a chain of ownership interests involving at least a fifty percent (50%) equity interest at each level in the chain. Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer. Except as expressly set forth in this Section 13.1, however, the provisions of Section 13.2 shall remain applicable to any Permitted Transfer and the transferee under such Permitted Transfer shall be and remain subject to all of the terms and provisions of this Lease.

    13.2  Rights Of Landlord.

      (a  Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of either or both Buildings or any portion thereof, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord's rights under this Article 13, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant's interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord's consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any subletting of all or a part of either or both Buildings as permitted under this Lease, and Landlord, as Tenant's assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right to collect such rent and to retain all sublease profits (subject to the provisions of Section 13.2(c), below).

      (b  Upon any assignment of Tenant's interest in this Lease for which Landlord's consent is required under Section 13.1 hereof, Tenant shall pay to Landlord, within fifteen (15) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such assignment, after first deducting therefrom (i) any costs incurred by Tenant for leasehold improvements (including, but not limited to, third-party architectural and space planning costs) in the applicable Building(s) in connection with such assignment, amortized over the remaining term of this Lease, (ii) any reasonable real estate commissions and/or reasonable attorneys' fees incurred by Tenant in connection with such assignment, and (iii) the lesser of the actual sales price (as evidenced by a bona fide bill of sale or sales contract) or the fair market value of any personal property sold outright by Tenant to the assignee, free of any return or repurchase right or obligation.

      (c  Upon any sublease of all or any portion of either or both Buildings for which Landlord's consent is required under Section 13.1 hereof, Tenant shall pay to Landlord, within fifteen (15) days after receipt thereof by Tenant from time to time, one-half (1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such sublease, after first deducting therefrom (i) the minimum rental due hereunder for the corresponding period, prorated (on the basis of the average per-square-foot cost paid by Tenant for the entire applicable Building(s) for the applicable period under this Lease) to reflect the size of the subleased portion of the applicable Building(s), (ii) any costs incurred by Tenant for leasehold improvements in the subleased portion of the applicable Building(s) (including, but not limited to, third-party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, amortized over the remaining term of this Lease, (iii) any reasonable real estate commissions and/or reasonable attorneys' fees incurred by Tenant in connection with such sublease, amortized over the term of such sublease, and (iv) the lesser of the actual sales price (as evidenced by a bona fide bill of sale or sales contract) or the fair market value of any personal property sold outright by Tenant to the sublessee, free of any return or repurchase right or obligation.

    14.  RIGHT OF ENTRY AND QUIET ENJOYMENT

    14.1  Right Of Entry.  Landlord and its authorized representatives shall have the right to enter the Buildings at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Buildings or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Buildings to prospective purchasers, to show the Buildings to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Buildings or the Property or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant's normal business operations caused thereby.

    14.2  Quiet Enjoyment.  Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Buildings and the Property throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

    15.  CASUALTY AND TAKING

    15.1  Damage or Destruction.

      (a  If either or both Buildings, or the Common Areas of the Property necessary for Tenant's use and occupancy of either or both Buildings, are damaged or destroyed in whole or in part under circumstances in which (i) repair and restoration is permitted under applicable governmental laws, regulations and building codes then in effect and (ii) repair and restoration reasonably can be completed within a period of one (1) year (or, in the case of an occurrence during the last year of the term of this Lease, within a period of sixty (60) days) following the date of the occurrence, then Landlord, as to the Common Areas of the Property and the Building Shell of the applicable Building(s), and Tenant, as to the Tenant Improvements constructed by Tenant, shall commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, all such repair and restoration as may be required to return the affected portions of the Property to a condition comparable to that existing immediately prior to the occurrence. In the event of damage or destruction the repair of which is not permitted under applicable governmental laws, regulations and building codes then in effect, if such damage or destruction (despite being corrected to the extent then permitted under applicable governmental laws, regulations and building codes) would still materially impair Tenant's ability to conduct its business in the applicable Building(s), then either party may terminate this Lease with respect to the applicable Building(s) as of the date of the occurrence by giving written notice to the other within thirty (30) days after the date of the occurrence; if neither party timely elects such termination, or if such damage or destruction does not materially impair Tenant's ability to conduct its business in the applicable Building(s), then this Lease shall continue in full force and effect, except that there shall be an equitable adjustment in monthly minimum rental and of Tenant's Operating Cost Share of Operating Expenses, based upon the extent to which Tenant's ability to conduct its business in the applicable Building(s) is impaired, and Landlord and Tenant respectively shall restore the Common Areas and the Building Shell and the Tenant Improvements in the applicable Building(s) to a complete architectural whole and to a functional condition. In the event of damage or destruction which cannot reasonably be repaired within one (1) year (or, in the case of an occurrence during the last year of the term of this Lease, within a period of sixty (60) days) following the date of the occurrence, then either Landlord or Tenant, at its election, may terminate this Lease with respect to the applicable Building(s) as of the date of the occurrence by giving written notice to the other within thirty (30) days after the date of the occurrence; if neither party timely elects such termination, then this Lease shall continue in full force and effect and Landlord and Tenant shall each repair and restore applicable portions of the Property in accordance with the first sentence of this Section 15.1(a).

      (b  The respective obligations of Landlord and Tenant pursuant to Section 15.1(a) are subject to the following limitations:

        (i)  If the occurrence results from a peril which is required to be insured pursuant to Section 12.1(c) and (d) above, the obligations of either party shall not exceed the amount of insurance proceeds received from insurers (or, in the case of any failure to maintain required insurance, proceeds that reasonably would have been available if the required insurance had been maintained) by reason of such occurrence, plus the amount of the party's permitted deductible (provided that each party shall be obligated to use its best efforts to recover any available proceeds from the insurance which it is required to maintain pursuant to the provisions of Section 12.1(c) or (d), as applicable), and, if such proceeds (including, in the case of a failure to maintain required insurance, any proceeds that reasonably would have been available) are insufficient, either party may terminate the Lease with respect to the applicable Building(s) unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall; and

        (ii) If the occurrence results from a peril which is not required to be insured pursuant to Section 12.1(c) and (d) above and is not actually insured, Landlord shall be required to repair and restore the Building Shell of the applicable Building(s) and the Common Areas to the extent necessary for Tenant's continued use and occupancy of the applicable Building(s), and Tenant shall be required to repair and restore the Tenant Improvements to the extent necessary for Tenant's continued use and occupancy of the applicable Building(s), provided that each party's obligation to repair and restore shall not exceed an amount equal to five percent (5%) of the replacement cost of the Building Shell of the applicable Building(s) and the Common Area improvements, as to Landlord, or five percent (5%) of the replacement cost of the Tenant Improvements in the applicable Building(s), as to Tenant; if the replacement cost as to either party exceeds such amount, then the party whose limit has been exceeded may terminate this Lease with respect to the applicable Building(s) unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall.

      (c  If this Lease is terminated with respect to the applicable Building(s) pursuant to the foregoing provisions of this Section 15.1 following an occurrence which is a peril actually insured or required to be insured against pursuant to Section 12.1(c) and (d), Landlord and Tenant agree (and any Lender shall be asked to agree) that such insurance proceeds shall be allocated between Landlord and Tenant in a manner which fairly and reasonably reflects their respective ownership rights under this Lease, as of the termination or expiration of the term of this Lease, with respect to the improvements, fixtures, equipment and other items to which such insurance proceeds are attributable.

      (d  From and after the date of an occurrence resulting in damage to or destruction of either or both Buildings or of the Common Areas necessary for Tenant's use and occupancy of either or both Buildings, and continuing until repair and restoration thereof are completed, there shall be an equitable abatement of minimum rental and of Tenant's Operating Cost Share of Operating Expenses based upon the degree to which Tenant's ability to conduct its business in the applicable Building(s) is impaired.

    15.2  Condemnation.

      (a  If during the term of this Lease either or both Buildings, the Property or Improvements, or any substantial part of any of them, is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or receives irreparable damage by reason of anything lawfully done under color of public or other authority, then (i) this Lease shall terminate as to the entire applicable Building(s) at Landlord's election by written notice given to Tenant within sixty (60) days after the taking has occurred, and (ii) this Lease shall terminate as to the entire applicable Building(s) at Tenant's election, by written notice given to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, if the portion of the applicable Building(s) taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant's use of the balance of the applicable Building(s). If Tenant elects to terminate this Lease, Tenant shall also notify

  Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of Tenant's election to terminate, except that this Lease shall terminate on the date of taking if such date falls on any date before the date of termination designated by Tenant. If neither party elects to terminate this Lease as to the applicable Building(s) as hereinabove provided, this Lease shall continue in full force and effect (except that there shall be an equitable abatement of minimum rental and of Tenant's Operating Cost Share of Operating Expenses based upon the degree to which Tenant's ability to conduct its business in the applicable Building(s) is impaired), Landlord shall restore the Building Shell of the applicable Building(s) and the Common Area improvements to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking, and Tenant shall restore the Tenant Improvements and Tenant's other alterations, additions and improvements to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking. In connection with any such restoration, each party shall use its respective best efforts (including, without limitation, any necessary negotiation or intercession with its respective lender, if any) to ensure that any severance damages or other condemnation awards intended to provide compensation for rebuilding or restoration costs are promptly collected and made available to Landlord and Tenant in portions reasonably corresponding to the cost and scope of their respective restoration obligations, subject only to such payment controls as either party or its lender may reasonably require in order to ensure the proper application of such proceeds toward the restoration of the Improvements. Each party waives the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of either or both Buildings or the Property.

      (b  The respective obligations of Landlord and Tenant pursuant to Section 15.2(a) are subject to the following limitations:

        (i)  Each party's obligation to repair and restore shall not exceed, net of any condemnation awards or other proceeds available for and allocable to such restoration as contemplated in Section 15.2(a), an amount equal to five percent (5%) of the replacement cost of the Building Shell of the applicable Building(s) and the Common Area improvements, as to Landlord, or five percent (5%) of the replacement cost of the Tenant Improvements in the applicable Building(s), as to Tenant; if the replacement cost as to either party exceeds such amount, then the party whose limit has been exceeded may terminate this Lease with respect to the applicable Building(s) unless the other party promptly elects and agrees, in writing, to contribute the amount of the shortfall; and

        (ii) If this Lease is terminated with respect to the applicable Building(s) pursuant to the foregoing provisions of this Section 15.2, or if this Lease remains in effect but any condemnation awards or other proceeds become available as compensation for the loss or destruction of any of the Improvements, then Landlord and Tenant agree (and any Lender shall be asked to agree) that such proceeds shall be allocated between Landlord and Tenant, respectively, in the respective proportions in which Landlord and Tenant would have shared, under Section 15.1(c), the proceeds of any insurance proceeds following loss or destruction of the applicable Improvements by an insured casualty.

    15.3  Reservation Of Compensation.  Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Improvements, the Property and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that (a) Tenant shall be entitled to any and all compensation or damages paid for or on account of Tenant's moving expenses, trade fixtures and equipment and any leasehold improvements installed by Tenant in the applicable

Building(s) at its own sole expense, but only to the extent Tenant would have been entitled to remove such items at the expiration of the term of this Lease and then only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease, and (b) any condemnation awards or proceeds described in Section 15.2(b)(ii) shall be allocated and disbursed in accordance with the provisions of Section 15.2(b)(ii), notwithstanding any contrary provisions of this Section 15.3.

    15.4  Restoration Of Improvements.  In connection with any repair or restoration of Improvements by either party following a casualty or taking as hereinabove set forth, the party responsible for such repair or restoration shall, to the extent possible, return such Improvements to a condition substantially equal to that which existed immediately prior to the casualty or taking. To the extent such party wishes to make material modifications to such Improvements, such modifications shall be subject to the prior written approval of the other party (not to be unreasonably withheld or delayed), except that no such approval shall be required for modifications that are required by applicable governmental authorities as a condition of the repair or restoration, unless such required modifications would impair or impede Tenant's conduct of its business in the applicable Building(s) (in which case any such modifications in Landlord's work shall require Tenant's consent, not unreasonably withheld or delayed) or would materially and adversely affect the exterior appearance, the structural integrity or the mechanical or other operating systems of the applicable Building(s) (in which case any such modifications in Tenant's work shall require Landlord's consent, not unreasonably withheld or delayed).

    16.  DEFAULT

    16.1  Events Of Default.  The occurrence of any of the following shall constitute an event of default on the part of Tenant:

      (a) [Omitted.]

      (b)  Nonpayment.  Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) business days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

      (c)  Other Obligations.  Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof, such failure continuing for thirty (30) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 30-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 30-day period) commences such cure and thereafter diligently pursues such cure to completion; and provided further, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

      (d)  General Assignment.  A general assignment by Tenant for the benefit of creditors;

      (e)  Bankruptcy.  The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Buildings continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant's use of the Property and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

      (f)  Receivership.  The employment of a receiver appointed by court order to take possession of substantially all of Tenant's assets or either or both Buildings, if such receivership remains undissolved for a period of thirty (30) days;

      (g)  Attachment.  The attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or either or both Buildings, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof; or

      (h)  Insolvency.  The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

    16.2  Remedies Upon Tenant's Default.

      (a) Upon the occurrence of any event of default described in Section 16.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Buildings or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant's default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

      (b) Even if Tenant has breached this Lease and abandoned either or both Buildings, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet either or both Buildings or the appointment of a receiver upon application of Landlord to protect Landlord's interests under this Lease shall not constitute a termination of Tenant's right to possession.

      (c) If Landlord terminates this Lease pursuant to this Section 16.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord's right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the applicable Building(s), expenses of reletting, including necessary repair, renovation and alteration of the applicable Building(s), reasonable attorneys' fees, and other reasonable costs. The "worth at the time of award" of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The "worth at the time of award" of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

    16.3  Remedies Cumulative.  All rights, privileges and elections or remedies of Landlord contained in this Article 16 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

    17.  SUBORDINATION, ATTORNMENT AND SALE

    17.1  Subordination To Mortgage.  This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Buildings, the Property, the Center, or any of them, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Buildings, the Property, the Center, or any of them shall be conditioned on Tenant's receipt from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant (i) confirming that so long as Tenant is not in material default hereunder beyond any applicable cure period (for which purpose the occurrence of any event of default under Section 16.1 hereof shall be deemed to be "material"), Tenant's rights hereunder shall not be disturbed by such person or entity and (ii) agreeing that the benefit of such Non-Disturbance Agreement shall be transferable to any transferee under a Permitted Transfer and to any other assignee or subtenant that is acceptable to the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor at the time of transfer. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Property prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for. Promptly following execution of this Lease, Landlord shall use commercially reasonable efforts to obtain a Non-Disturbance Agreement comparable to that described above in this Section 17.1 from any mortgagee, trustee, beneficiary, ground lessor or leaseback lessor holding an interest in the Property on the date of this Lease (but Landlord hereby advises Tenant that in fact there is no mortgagee, trustee, beneficiary, ground lessor or leaseback lessor holding an interest in the Property on the date of this Lease).

    17.2  Sale Of Landlord's Interest.  Upon sale, transfer or assignment of Landlord's entire interest in the Buildings and the Property, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.

    17.3  Estoppel Certificates.  Tenant or Landlord (the "responding party"), as applicable, shall at any time and from time to time, within ten (10) days after written request by the other party (the "requesting party"), execute, acknowledge and deliver to the requesting party a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that the requesting party is not in default in the performance of any of its obligations under this Lease, that the responding party has given no notice of default to the requesting party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the responding party alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by the requesting party or by any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Property, or prospective sublessee or assignee of this Lease. Any such certificate provided under this Section 17.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property, by any subtenant or assignee, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder, if such failure continues for five (5) days after a second written request by the requesting party for such estoppel certificate, shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the responding party for execution.

    17.4  Subordination to CC&R's.  This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall be subject and subordinate (a) to any declarations of covenants, conditions and restrictions or other recorded restrictions affecting the Property or the Center from time to time, provided that the terms of such declarations or restrictions are reasonable (or, to the extent they are not reasonable, are mandated by applicable law), do not materially impair Tenant's ability to conduct the uses permitted hereunder on the Property, and do not discriminate against Tenant relative to other similarly situated tenants occupying portions of the Center, (b) to the Declaration of Covenants, Conditions and Restrictions and Reciprocal Easements for Shearwater Project dated January 21, 1998 and recorded on January 22, 1998 as Instrument No. 98-008277, Official Records of San Mateo County, as amended from time to time (the "Shearwater Declaration"), the provisions of which Shearwater Declaration are an integral part of this Lease, and (c) to the Covenant and Environmental Restriction dated as of January 26, 1998 and recorded on February 3, 1998 as Instrument No. 98-013813, Official Records of San Mateo County, as amended from time to time (the "Environmental Restriction"), the provisions of which Environmental Restriction are incorporated herein by this reference. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence the foregoing subordination.

    17.5  Mortgagee Protection.  If, following a default by Landlord under any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement covering the Buildings, the Property, the Center, or any of them, the Buildings, the Property and/or the Center, as applicable, is acquired by the mortgagee, beneficiary, master lessor or other secured party, or by any other successor owner, pursuant to a foreclosure, trustee's sale, sheriff's sale, lease termination or other similar procedure (or deed in lieu thereof), then any such person or entity so acquiring the Buildings, the Property and/or the Center shall not be:

      (a) liable for any act or omission of a prior landlord or owner of the Property (including, but not limited to, Landlord);

      (b) subject to any offsets or defenses that Tenant may have against any prior landlord or owner of the Property and/or the Center (including, but not limited to, Landlord);

      (c) bound by any rent or additional rent that Tenant may have paid in advance to any prior landlord or owner of the Property and/or the Center (including, but not limited to, Landlord) for a period in excess of one month, or by any security deposit, cleaning deposit or other prepaid charge that Tenant may have paid in advance to any prior landlord or owner (including, but not limited to, Landlord), except to the extent such deposit or prepaid amount has been expressly turned over to or credited to the successor owner thus acquiring the Property and/or the Center, as applicable;

      (d) liable for any warranties or representations of any nature whatsoever, whether pursuant to this Lease or otherwise, by any prior landlord or owner of the Property and/or the Center

  (including, but not limited to, Landlord) with respect to the use, construction, zoning, compliance with laws, title, habitability, fitness for purpose or possession, or physical condition (including, without limitation, environmental matters) of the Property, the Buildings or the Center; or

      (e) liable to Tenant in any amount beyond the interest of such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Property and the Center as they exist from time to time, it being the intent of this provision that Tenant shall look solely to the interest of any such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Property and Center for the payment and discharge of the landlord's obligations under this Lease and that such mortgagee, beneficiary, master lessor or other secured party or successor owner shall have no separate personal liability for any such obligations.

    18.  SECURITY

    18.1  Deposit.  Within ten (10) days after mutual execution of this Lease, Tenant shall deposit with Landlord the sum of Five Hundred Fifty-Six Thousand One Hundred and No/100 Dollars ($556,100.00), which sum (the "Security Deposit") shall be held by Landlord as security for the faithful performance of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults (beyond any applicable cure period) with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord's general funds, and Tenant shall not be entitled to interest thereon. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest hereunder, at the expiration of the term of this Lease and after Tenant has vacated the Property. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord's successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

    19.  MISCELLANEOUS

    19.1  Notices.  All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private same-day or overnight courier or express delivery service) or by telecopier with mechanical confirmation of transmission, effective upon personal delivery to or refusal of delivery by the recipient (in the case of personal delivery by any of the means described above) or upon telecopier transmission during normal business hours at the recipient's office (in the case of telecopier transmission, with any transmission outside of normal business hours being effective as of the beginning of the first business day commencing after the time of actual transmission) to the parties at their respective addresses as follows:

To Tenant:	(until first Rent Commencement Date) Rigel Pharmaceuticals, Inc. 240 E. Grand Avenue South San Francisco, CA 94080 Attn: James M. Gower Telecopier: (650)

(after first Rent Commencement Date) Rigel Pharmaceuticals, Inc. [street address to be determined] South San Francisco, CA 94080 Attn: James M. Gower Telecopier: (650) [to be determined]
with a copy to:	Cooley Godward LLP One Maritime Plaza, 20th Floor San Francisco, CA 94111-3580 Attn: Anna B. Pope, Esq. Telecopier: (415) 951-3699
To Landlord:	Slough BTC, LLC 33 West Monroe Street, Suite 2000 Chicago, IL 60603 Attn: William Rogalla Telecopier: (312) 558-9041
with a copy to:	Britannia Management Services, Inc. 1939 Harrison Street, Suite 715 Oakland, CA 94612 Telecopier: (510) 763-6262
and a copy to:	Folger Levin & Kahn LLP Embarcadero Center West 275 Battery Street, 23rd Floor San Francisco, CA 94111 Attn: Donald E. Kelley, Jr. Telecopier: (415) 986-2827

or to such other address as may be contained in a notice at least fifteen (15) days prior to the address change from either party to the other given pursuant to this Section. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord in care of Britannia Management Services, Inc., 1939 Harrison Street, Suite 715, Oakland, CA 94612, or at such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

    19.2  Successors And Assigns.  The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Property, and any liability for obligations accruing after termination of such ownership shall terminate as of the date of such termination of ownership and shall pass to the successor lessor.

    19.3  No Waiver.  The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

    19.4  Severability.  If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this

Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

    19.5  Litigation Between Parties.  In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants' fees and attorneys' fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. "Prevailing party" within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

    19.6  Surrender.  A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

    19.7  Interpretation.  The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

    19.8  Entire Agreement.  This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

    19.9  Governing Law.  This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

    19.10  No Partnership.  The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

    19.11  Financial Information.  From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Property and/or Center designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant's prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord's partners and professional advisors, solely to use in connection with Landlord's execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Property and/or Center, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Property and/or Center, provided that such prospective lenders and/or purchasers are not then engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant's most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant's most recent fiscal year, accompanied by a certificate of Tenant's chief financial officer that such financial statements fairly present Tenant's financial condition as of the date(s) indicated. Notwithstanding any other provisions of this Section 19.11, during any period in which Tenant has outstanding a class of publicly traded securities and is filing with the Securities and Exchange Commission, on a regular basis, Forms 10Q and 10K and any other periodic filings required under the Securities Exchange Act of 1934, as amended, it shall constitute sufficient compliance under this Section 19.11 for Tenant to furnish Landlord with copies of such periodic filings substantially concurrently with the filing thereof with the Securities and Exchange Commission.

    Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Property and/or Center financial information pertaining to, Tenant's financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

    19.12  Costs.  If Tenant requests the consent of Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment of this Lease or subletting of the Buildings or any part thereof, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys' fees, up to a maximum of $3,000.00 per request.

    19.13  Time.  Time is of the essence of this Lease, and of every term and condition hereof.

    19.14  Rules And Regulations.  Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant's ability, invitees to observe, comply with and obey such reasonable rules and regulations as Landlord may promulgate from time to time for the safety, care, cleanliness, order and use of the Improvements, the Property and the Center.

    19.15  Brokers.  Each party represents and warrants that no broker participated in the consummation of this Lease and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys' fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any broker.

    19.16  Memorandum Of Lease.  At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form.

    19.17  Corporate Authority.  The person signing this Lease on behalf of Tenant warrants that he or she is fully authorized to do so and, by so doing, to bind Tenant.

    19.18  Execution and Delivery.  This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

    19.19  Survival.  Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Sections 2.5, 7.4, 9.2, 9.3, 9.4, 11.6, 12.6, 19.5 and 19.20 hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.

    19.20  Parking and Traffic.

      (a) Landlord has advised Tenant that the approval of the Britannia Oyster Point project by the City of South San Francisco was conditioned upon, among other things, Landlord's development and implementation of a Transportation Demand Management Plan (the "TDMP") pursuant to which Landlord is required to undertake various measures to try to reduce the volume of traffic generated by the Center. Tenant hereby agrees (i) to designate one of its employees to act as a liaison with Landlord's designated transportation coordinator in facilitating and coordinating such programs as may be required from time to time by governmental agencies and/or by the terms of the TDMP to reduce the traffic generated by the Center (as required by the City of South San Francisco as part of the conditions of approval of this project) and to facilitate and encourage the use of public transportation, (ii) to make reasonable efforts to encourage cooperation and participation by Tenant's employees in the programs implemented from time to time pursuant to the TDMP, including (but not limited to) programs described in this Section 19.20, and (iii) to cooperate with Landlord's designated transportation coordinator in identifying an appropriate area within each Building where an information kiosk can be maintained for the dissemination of transportation-related information, to be updated from time to time by Landlord's designated transportation coordinator.

      (b) The Center is presently intended to contain a maximum of approximately 2.9 parking spaces per 1,000 square feet of rentable area in the buildings to be constructed on the Property, subject to approval by appropriate agencies of the City of South San Francisco. Consistent with the TDMP, a specified percentage (presently anticipated to be ten percent (10%)) of these spaces will be designated for carpool, vanpool and clean fuel vehicles. Among other things, the City of South San Francisco requires that Landlord charge a monthly parking fee for each parking space allocated to tenants and their employees. The monthly fees per parking space for the parking spaces allocable to the Buildings pursuant to the foregoing formula have been factored into the monthly minimum rent payable by Tenant under Sections 3.1(a) and 3.1(b). In accordance with the policies and requirements of the City of South San Francisco, Landlord recommends that Tenant pass through these parking charges (which are at the rate of $20 per space per month in the first 5 years, $30 per space per month in the second five years and $40 per space per month in the third five years) to Tenant's employees using the spaces.

      (c) On or about the date Tenant commences business in each Building, Landlord intends to provide Tenant, through Landlord's designated transportation coordinator, with an appropriate number of packets of employee transportation information, presently expected to include (but not be limited to) information about carpool parking; schedules and maps for SamTrans, Caltrain, BART and shuttle services operating to and from the Property; and a bicycle map. Landlord shall thereafter cause its designated transportation coordinator to provide updated copies of the employee transportation information packet to Tenant from time to time, as appropriate, and to make additional copies of the packet available to Tenant from time to time, upon request by Tenant, for new employees. Tenant shall distribute copies of the employee transportation information packet to all employees commuting to the Property at the time Tenant commences business in the respective Buildings, shall thereafter distribute copies of the packet to new employees from time to time and shall distribute updated packets to all employees from time to time when and as such updated packets are furnished to Tenant by Landlord's designated transportation coordinator.

      (d) Landlord is required to conduct, pursuant to the TDMP, annual surveys of its tenants and their employees regarding both quantitative and qualitative aspects of commuting and transportation patterns at the Center. Landlord anticipates that these surveys will be prepared, administered and analyzed by an independent transportation consultant retained by the City of South San Francisco, and will be summarized by that consultant in an annual report to be submitted by that consultant to the City of South San Francisco and its Redevelopment Agency

  with respect to the Center. Tenant shall cooperate with Landlord, with Landlord's designated transportation coordinator and with any independent transportation consultant retained by the City, and shall use reasonable efforts to cause Tenant's employees to so cooperate, in the completion and return of such surveys from time to time, when and as requested by Landlord or its designated transportation coordinator or the independent consultant. Tenant acknowledges and understands that employees who fail to respond to such surveys will be counted as drive-alone commuters.

      (e) Landlord has advised Tenant that pursuant to conditions imposed by the City of South San Francisco and its Redevelopment Agency, Landlord may incur financial penalties if implementation of the TDMP at the Center fails to achieve a target rate of at least thirty-five percent (35%) alternative mode transportation usage (the "Alternative Mode Standard") by employees working at the Center, as reflected in the surveys conducted pursuant to Section 19.20(d) above. Any such financial penalties shall be imposed by the City of South San Francisco Redevelopment Agency (the "Redevelopment Agency"), in its sole discretion, based on its review of the annual reports submitted from time to time pursuant to Section 19.20(d) above. The amount of such financial penalties is presently set at $15,000 per year for each percentage point (if any) by which, after a phase-in period (two (2) years after the granting of a certificate of occupancy) for each building, the aggregate rate of alternative mode transportation usage by employees throughout the Center falls short of the Alternative Mode Standard. If any such financial penalties are imposed on Landlord for failure to meet the Alternative Mode Standard on a Center-wide basis for any applicable survey period, then Landlord shall be entitled to pass such financial penalties through to all tenants of the Center whose employees have failed to demonstrate (pursuant to the applicable surveys) compliance with the Alternative Mode Standard for the applicable period (each such tenant being hereinafter referred to as a "Noncomplying Tenant" for that period), in which event the actual penalty amount shall be allocated among the Noncomplying Tenants for the applicable period in the following manner: Each Noncomplying Tenant shall bear a portion of the applicable penalty amount equal to a fraction, the numerator of which is the number of employees by which such Noncomplying Tenant fell short of meeting the Alternative Mode Standard for the applicable period and the denominator of which is the sum of the respective numbers of employees by which all Noncomplying Tenants, in the aggregate, fell short of meeting the Alternative Mode Standard for the applicable period. Each such Noncomplying Tenant shall pay its share of the applicable penalty amount to Landlord within thirty (30) days after receipt of written demand from Landlord, accompanied by supporting documentation evidencing the applicable penalty amount, as provided by the Redevelopment Agency or its consultant, and demonstrating in reasonable detail the calculation of such Noncomplying Tenant's share of that penalty amount. Under no circumstances shall Tenant be required to bear any portion of any penalties contemplated in this paragraph with respect to any period as to which Tenant can demonstrate that its employees, as evidenced by the applicable survey(s) for that period, met the Alternative Mode Standard. If Tenant subleases any portion(s) of the Buildings from time to time, then for purposes of this Section 19.20, as between Tenant and Landlord, Tenant shall be fully and solely responsible for compliance by its subtenant(s) and their employees with the requirements of this Section 19.20, and all surveys and reports submitted by Tenant to Landlord or its designated transportation coordinator or to the independent consultant pursuant to this Section 19.20 shall cover the entire Buildings and shall report figures for Tenant and its subtenant(s) on an aggregate basis. Nothing in the preceding sentence, however, shall preclude Tenant, as between itself and its subtenant(s), from allocating to such subtenant(s) in the applicable sublease agreement any compliance obligations and/or penalty reimbursement obligations under this Section 19.20(e), but no such allocation shall be binding on Landlord or require Landlord, its designated transportation coordinator or the independent consultant to deal directly with any such subtenant(s) regarding the matters addressed in this Section 19.20. If Tenant believes, reasonably and in good faith, that there are circumstances particular to the nature of Tenant's business operations that would justify a mitigation of penalties and/or a modification of the implementation of the TDMP as applied to Tenant's business, and requests in writing (with supporting information describing, in reasonable detail, the circumstances on which Tenant is relying) that Landlord present such mitigation or modification arguments to the Redevelopment Agency, then Landlord shall use reasonable and good faith efforts to present or cause its designated transportation coordinator to present such mitigation and/or modification arguments, but Tenant acknowledges and understands that any decision with respect to such mitigation and/or modification arguments will be in the sole discretion of the Redevelopment Agency and agrees that Landlord shall have no liability to Tenant if such mitigation and/or modification arguments are not accepted by the Redevelopment Agency.

    IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.

"Landlord"			"Tenant"
SLOUGH BTC, LLC, a Delaware limited liability company			RIGEL PHARMACEUTICALS, INC., a Delaware corporation
By:	Slough Estates USA Inc., a Delaware corporation, Its Manager		By:	/s/ James M. Gower
Its:
CEO & President
	By:	/s/ William Rogalla	By:	/s/ James H. Welch
	Its:	VP	Its:	VP Finance

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BUILD-TO-SUIT LEASE
  Exhibit 10.16